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                                                                   EXHIBIT 99.1



PRESS RELEASE

===============================================================================
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE

WEDNESDAY, JULY 14, 1999

CONTACTS:     SIMONE CROOK                       MARGARET K. DORMAN
              SCHLUMBERGER LIMITED               SMITH INTERNATIONAL, INC.
              DIRECTOR INVESTOR RELATIONS        SR. VICE PRESIDENT AND
                 AND COMMUNICATIONS                CHIEF FINANCIAL OFFICER
              (212) 350-9432                     (281) 443-3370


          SCHLUMBERGER AND SMITH INTERNATIONAL ANNOUNCE COMPLETION OF
                         DRILLING FLUIDS JOINT VENTURE

         HOUSTON, Texas (July 14, 1999)... Schlumberger Limited (NYSE: SLB) and Smith International, Inc. (NYSE, PSX: SII) today announced the completion of a restructured transaction related to the combination of their drilling fluids operations under a joint venture agreement. The joint venture will form the world's largest drilling and completions fluids business.

         The transaction that Smith and Schlumberger announced today has been restructured to exclude the assets and operations of the U.S. drilling fluids business of Schlumberger. Smith has not sought modification of the Consent Decree entered in U.S. v. Baroid Corporation in the belief that the restructured transaction is not impacted by that Decree.

         Under the terms of the transaction, Smith contributed its M-I L.L.C. operations, including M-I SWACO, and Schlumberger contributed its non-U.S. Dowell drilling fluids business. In addition, Schlumberger paid cash consideration of $280 million to Smith. Smith and Schlumberger own a respective 60 percent and 40 percent interest in the combined operations, which will continue to operate under the name of M-I L.L.C.



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         Schlumberger Vice Chairman Victor Grijalva commented, "This joint venture enhances the participation of Schlumberger in the Integrated Fluids Engineering process which improves drilling efficiency and maximizes reservoir performance while lowering total well costs. It further broadens our integrated solutions offering and benefits both companies."

         M-I L.L.C. President and CEO, Loren Carroll stated, "We're pleased to complete the joint venture and are excited about the opportunities a partnership with Schlumberger creates. This will serve to strengthen our product offering and technical capabilities in all aspects of fluids management, enabling M-I to provide operators with unparalleled products and services."

         Schlumberger is a worldwide leader in technical services with 60,000 employees and operations in over 100 countries. In 1998, revenue was $11.82 billion.

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry through its five principal business units - M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson.